EXHIBIT 5.1

May 30, 2024

The Bancorp, Inc.

409 Silverside Road, Suite 409

Wilmington, Delaware 19809

Re: The Bancorp, Inc. Post-Effective Amendment to the Registration Statement on Form S-8 Filed on May 30, 2024

Ladies and Gentlemen:

We have acted as counsel to The Bancorp, Inc., a Delaware corporation (the “Company”), in connection with its filing of the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-238257) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof with respect to the Rollover Shares (as defined below) authorized for issuance under the Plan (as defined below).

On May 29, 2024 (the “Effective Date”), Company stockholders approved The Bancorp, Inc. 2024 Equity Incentive Plan (the “Plan”). The total number of shares of common stock of the Company, $1.00 par value (the “Common Stock”), authorized for issuance under the Plan includes, in addition to 2,370,000 new shares (registered concurrently on a new Registration Statement on Form S-8), (i) any shares that remained available for issuance under The Bancorp, Inc. 2020 Equity Incentive Plan (the “Prior Plan”) as of the Effective Date (“Rollover Shares”), and (ii) any shares subject to outstanding grants under The Bancorp, Inc. 2020 Equity Incentive Plan that terminate or expire unexercised, or vested or settled in full, on or after the Effective Date. As of the Effective Date, there were 1,391,555 Rollover Shares.

In connection with this opinion letter, we have examined the Post-Effective Amendment and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plan, (v) the Prior Plan, and (vi) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that any original issuance of the Rollover Shares that may be issued pursuant to the Plan have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP